EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2006 in the Registration Statement on Form SB-2 (File No. 333-136457) and related Prospectus of MicroMed Cardiovascular, Inc. for the registration of 27,458,854 shares of its common stock.
/s/ Ernst & Young LLP
Houston, Texas
October 9, 2006